EXHIBIT 3.2
BYLAWS
OF
WIRELESS RONIN TECHNOLOGIES, INC.
ARTICLE 1
OFFICES, CORPORATE SEAL
AND SHAREHOLDER CONTROL AGREEMENT
     Section 1.1 Registered and Other Offices. The registered office of the Corporation in Minnesota shall be that set forth in the Articles of Incorporation or in the most recent amendment of the Articles of Incorporation or statement of the Board of Directors filed with the Secretary of State of Minnesota changing the registered office in the manner prescribed by law. The Corporation may have such other offices, within or without the State of Minnesota, as the Board of Directors shall, from time to time, determine.
     Section 1.2 Corporate Seal. If so directed by the Board of Directors by resolution, the Corporation may use a corporate seal. The failure to use such seal, however, shall not affect the validity of any documents executed on behalf of the Corporation. The seal need only include the word “seal”, but it may also include, at the discretion of the Board, such additional wording as is permitted by law.
     Section 1.3 Shareholder Control or Voting Agreement. In the event of any conflict or inconsistency between these Bylaws, or any amendment thereto, and any shareholder control or voting agreement, whenever adopted, such shareholder control or voting agreement shall govern.
ARTICLE 2
MEETINGS OF SHAREHOLDERS
     Section 2.1 Time and Place of Meetings. Regular or special meetings of the shareholders, if any, shall be held on the date and at the time and place fixed by the Chief Executive Officer, the Chairperson of the Board, or the Board, except that a regular or special meeting called by, or at the demand of a shareholder or shareholders, pursuant to Minnesota Statutes, Section 302A.431, Subd. 2, shall be held in the county where the principal executive office is located.
     Section 2.2 Regular Meetings. At any regular meeting of the shareholders there shall be an election of qualified successors for directors who serve for an indefinite term or whose terms have expired or are due to expire within six months after the date of the meeting. Any business appropriate for action by the shareholders may be transacted at a regular meeting. No meeting shall be considered a regular meeting unless specifically designated as such in the notice of meeting or unless all the shareholders are present in person or by proxy and none of them objects to such designation. Regular meetings may be held no more frequently than once per year.

     Section 2.3 Demand by Shareholders. Regular or special meetings may be demanded by a shareholder or shareholders, pursuant to the provisions of Minnesota Statutes, Sections 302A.431, Subd. 2, and 302A.433, Subd. 2, respectively. If a regular meeting of shareholders has not been held during the immediately preceding fifteen (15) months, a shareholder or shareholders holding three (3) percent or more of the voting power of all shares entitled to vote may demand a regular meeting of shareholders by written notice of demand given to the Chief Executive Officer or the Chief Financial Officer of the Corporation. A shareholder or shareholders holding ten percent or more of the voting power of all shares entitled to vote may demand a special meeting of shareholders by written notice of demand given to the Chief Executive Officer or Chief Financial Officer of the Corporation and containing the purposes of the meeting. Within thirty (30) days after receipt of the demand by one of those officers, the Board shall cause a special meeting of shareholders to be called and held on notice no later than ninety (90) days after receipt of the demand, all at the expense of the Corporation. If the Board fails to cause a special meeting to be called and held as required by this subdivision, the shareholder or shareholders making the demand may call the meeting by giving notice as required by Minnesota Statutes, Section 302A.435, all at the expense of the Corporation. The business transacted at a special meeting is limited to the purposes stated in the notice of the meeting. Any business transacted at a special meeting that is not included in those stated purposes is voidable by or on behalf of the Corporation, unless all of the shareholders have waived notice of the meeting in accordance with Minnesota Statutes, Section 302A.435.
     Section 2.4 Quorum; Adjourned Meetings. The holders of a majority of the voting power of the shares entitled to vote at a meeting constitute a quorum for the transaction of business; said holders may be present at the meeting either in person or by proxy. If a quorum is present when a duly called or held meeting is convened, the shareholders present may continue to transact business until adjournment, even though withdrawal of shareholders originally present leaves less than the proportion or number otherwise required for a quorum. In case a quorum shall not be present in person or by proxy at a meeting, those present in person or by proxy may adjourn to such day as they shall, by majority vote, agree upon, and a notice of such adjournment shall be mailed to each shareholder entitled to vote at least five (5) days before such adjourned meeting. If a quorum is present in person or by proxy, a meeting may be adjourned from time to time without notice, other than announcement at the meeting. At adjourned meetings at which a quorum is present in person or by proxy, any business may be transacted at the meeting as originally noticed.
     Section 2.5 Voting. At each meeting of the shareholders, every shareholder having the right to vote shall be entitled to vote either in person or by proxy. Unless otherwise provided by the Articles of Incorporation, each shareholder shall have one vote for each share held.
     Section 2.6 Proxies: A shareholder may cast or authorize the casting of a vote by filing a written appointment of a proxy with an officer of the Corporation at or before the meeting at which the appointment is to be effective. The shareholder may sign or authorize the written appointment by telegram, cablegram or other means of electronic transmission, including telephonic transmission; provided that the telegram, cablegram or other electronic transmission sets forth or is submitted with information sufficient to determine that the shareholder authorized the appointment. Any copy, facsimile, telecommunication or other reproduction of the original of either the writing or transmission may be used in lieu of the original, provided that it is a complete and legible reproduction of the entire original.
     Section 2.7 Notice of Meetings. Notice of all meetings of shareholders shall be given to every holder of voting shares, except where the meeting is an adjourned meeting and the date, time and place of the meeting were announced at the time of adjournment, and the adjourned meeting is held not more than one hundred-twenty (120) days after the date fixed for the original meeting date. Notice of regular meetings of shareholders shall be given at least five (5), but not more than sixty (60) days before the date of the meeting. Notice of special meetings of shareholders may be given upon not less than five (5) nor more than sixty (60) days, except that written notice of a meeting at which an agreement of merger is to be considered shall be given to all shareholders, whether entitled to vote or not, at least fourteen (14) days prior thereto. Every notice of any special meeting shall state the purpose or purposes for which the meeting has been called, and the business transacted at all special meetings shall be confined to the purpose stated in the call, unless all of the shareholders are present in person or by proxy and none of them objects to consideration of a particular item of business.
     Section 2.8 Waiver of Notice. A shareholder may waive notice of any meeting of shareholders. A waiver of notice by a shareholder entitled to notice is effective whether given before, at or after the meeting and whether given in writing, orally or by attendance. Attendance by shareholder at a meeting is a waiver of notice of that meeting, except where the shareholder objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened, or objects before a vote on an item of business because the item may not lawfully be considered at that meeting and does not participate in the consideration of the item at that meeting.
     Section 2.9 Organization. The Chairperson of the Board of Directors shall preside at each meeting of shareholders. In the absence of the Chairperson, the meeting shall be chaired by an officer of the corporation in accordance with the following order; Vice Chairperson, Chairperson of the Executive Committee, President, Executive Vice President, Senior Vice President and Vice President. In the absence of all such officers, the meeting shall be chaired by a person chosen by the vote of a majority in interest of the shareholders present in person or represented by proxy and entitled to vote thereat, shall act as Chairperson. The Secretary or in his or her absence an Assistant Secretary or in the absence of the Secretary and all Assistant Secretaries a person whom the Chairperson of the meeting shall appoint shall act as secretary of the meeting and keep a record of the proceedings thereof.
     Section 2.10 Electronic Communications. A conference among shareholders by any means of communication through which the shareholders may simultaneously hear each other during the conference constitutes a regular or special meeting of the shareholders, if notice in accordance with these Bylaws and Minnesota law is given of a conference to every holder of shares entitled to vote as would be required under these Bylaws and under Minnesota law for a meeting, or such notice is waived in accordance with these Bylaws and Minnesota law, and if the number of shares held by the shareholders participating in the conference would be sufficient to constitute a quorum at the meeting. Participating in a conference by that means constitutes presence at a meeting in person or by proxy if all other requirements of Section 302A.449 are met.

     Further, a shareholder may participate in a regular or special meeting of the shareholders by any means of communication through which a shareholder, other shareholders so participating, and all shareholders physically present at the meeting may simultaneously hear each other during the meeting. Participating in a meeting by that means constitutes presence at the meeting in person or by proxy if all other requirements of Section 302A.449 are met.
     Section 2.11 Authorization Without a Meeting. Any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting as authorized by law.
     Section 2.12 Record Date. The Board of Directors may fix (or authorize an officer to fix) a date, not exceeding sixty (60) days preceding the date of any meeting of shareholders, as a record date for the determination of the shareholders entitled to notice of and to vote at such meeting, notwithstanding any transfer of shares on the books of the Corporation after any record date so fixed. When a date is so fixed, only shareholders on that date are entitled to notice and permitted to vote at the meeting of shareholders. The Board of Directors may close the books of the Corporation against the transfer of shares during the whole or any part of such period. If the Board of Directors fails to fix a record date for the determination of the shareholders entitled to notice of and to vote at any meeting of the shareholders, the record date shall be the twentieth (20th) day preceding the date of such meeting.
     Section 2.13 Regulation of Meetings. The Board of Directors of the Company shall be entitled to make such rules or regulations for the conduct of meetings of shareholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the Chairperson of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such Chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to shareholders of record of the Company and their duly authorized and constituted proxies, and such other persons as the Chairperson shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comment by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot, unless, and to the extent, determined by the Board of Directors or the Chairperson of the meeting, meetings of shareholders shall not be required to be held in accordance with rules of parliamentary procedure.
ARTICLE 3
DIRECTORS
     Section 3.1 General. The business and affairs of the Corporation shall be managed by or shall be under the direction of the Board of Directors.

     Section 3.2 Number, Qualifications and Term of Office. The initial Board of Directors shall consist of one (1) person. The Board of Directors may, however, increase the number of directors and fill the vacancy or vacancies created thereby. If the number of directors has been increased by the Board of Directors as provided herein, then at the next succeeding meeting of shareholders at which directors are elected, the number of directors to be elected shall be such increased number. Directors need not be shareholders. Directors shall be natural persons. Each of the directors shall hold office until the regular meeting of the shareholders next held after his or her election, until his or her successor shall have been elected and, or until he or she shall resign or shall have been removed as hereinafter provided.
     Section 3.3 Notification of Nominations. Nominations for the election of directors may be made by the Board of Directors or by any shareholder entitled to vote for the election of directors. Any shareholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if written notice of such shareholder’s intent to make such nomination is given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not later than (i) with respect to an election to be held at an annual meeting of shareholders, ninety (90) days in advance of such meeting, and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated, (b) a representation that such shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (c) a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder, (d) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated, or intended to be nominated by the Board of Directors, and (e) the consent of each nominee to serve as a director of the Company if elected. The Chairperson of a shareholder meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.
     Section 3.4 Board Meetings; Place and Notice. Meetings of the Board of Directors may be held from time to time at any place within or without the State of Minnesota that the Board of Directors may designate. In the absence of designation by the Board of Directors, Board meetings shall be held at the principal executive office of the Corporation, except as may be otherwise unanimously agreed orally or in writing or by attendance. Special or regular meetings of the Board of Directors may be called by the Chairperson of the Board, the Chief Executive Officer, or the Chief Financial Officer, upon not less than twenty-four (24) hours notice. Any director may call a Board meeting by giving not less than five (5) business days notice to all directors of the date and time of the meeting. The notice need not state the purpose of the meeting. Notice may be given by mail, telephone, telegram, telecopy or by personal service. If the meeting schedule is adopted by the Board, or if the date and time of a Board meeting has been announced at a previous meeting, no notice is required.

     Section 3.5 Electronic Communications: A conference among directors by any means of communication through which the directors may simultaneously hear each other during the conference constitutes a board meeting, if the same notice is give of the conference as would be required by these Bylaws and Minnesota law for a meeting, and if the number of directors participating in the conference would be sufficient to constitute a quorum at the meeting. Participation in a meeting by that means constitutes presence in person at the meeting.
     A director may participate in a board meeting not described above by any means of communication through which the director, other directors so participating, and all directors physically present at the meeting may simultaneously hear each other during the meeting. Participation in a meeting by that means constitutes presence in person at the meeting.
     Section 3.6 Waiver of Notice. A director may waive notice of a meeting of the Board. A waiver of notice by a director is effective, whether given before, at or after the meeting and whether given in writing, orally or by attendance. Attendance by a director at a meeting is a waiver of notice of that meeting, except where the director objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened, and does not participate thereafter in the meeting.
     Section 3.7 Quorum. A majority of the directors currently holding office is a quorum for the transaction of business.
     Section 3.8 Vacancies. Vacancies on the Board resulting from the death, resignation or removal of a director, or by an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum. Each director elected under this Section to fill a vacancy holds office until a qualified successor is elected by the shareholders at the next regular or special meeting of the shareholders.
     Section 3.9 Committees. The Board may by resolution establish committees in the manner provided by law. Committee members need not be directors. The following committees, if established by the Board, shall have the responsibilities set forth respectively, subject to enlargement or restriction of such responsibilities, as the Board, by resolution, shall determine:
     Audit Committee
•	Recommending the appointment of independent auditors.

•	Consulting with the independent auditors on the plan of the audit.

•	Reviewing, in consultation with the independent auditors, their report of audit or proposed report of audit and the accompanying management letter.

•	Consulting with the independent auditors on the adequacy of internal controls.

     Compensation Committee
•	Strategically, considers how the achievement of the overall goals and objectives of the corporation can be aided through adoption of an appropriate compensation philosophy and effective compensation program elements.

•	Administratively, reviews salary progression, bonus allocations, stock awards and the awards of supplemental benefits and perquisites for key executes against the compensation objectives of the company, given its overall performance.

•	Approves the compensation arrangements for the corporation’s senior management; also reviews and approves the adoption of any compensation plans in which officers and directors are eligible to participate.
     Nominating Committee
•	Searches for and screens candidates for Board vacancies. The committee considers broader issues of composition and organization of the Board, including committee assignments and individual Board membership.

•	Evaluates the Board itself and its members and reviews the company’s management succession planning.
     Finance Committee
•	Stays informed on a timely basis about the company’s financial status.

•	Evaluates the financial information it receives and develops conclusions as to any plan of action needed.

•	Advises corporate management and the full board in financial matters. In some cases, the Finance Committee has the authority to act for the full Board between meetings, but generally it is not empowered to act on its own.
     Pension Review Committee
•	Reviews and approves corporate pension policy, formal pension plans and amendments.

•	Reviews actuarial recommendations and makes recommendations regarding the corporation’s contribution to the pension plans.

•	Selects asset managers and provides guidance on the specific investment philosophy to be applied to the ongoing management of the funds.

•	Monitors the performance of the corporate pension funds.

•	Monitors government actions with respect to pension governance and reporting requirements.
     Strategic Planning (Corporate Objectives)
•	Ensures the proper future direction of the corporation by defining the basic corporate and business unit long-term strategic goals vital to the mission of creating shareholder value for the company.

•	Develops strategic plans as to how the company will achieve these objectives.

•	Monitors the progress of the company in achieving its long-term strategic goals.
     Stock Option
•	Assures that the levels and forms of the executive long-term incentive compensation programs are adequate to motivate key management to achieve the corporate long-term strategic goals.

•	Involved in the design and approval of the executive long-term incentive compensation programs.

•	Administers the timing and determination of the size of grants; also interprets plan provisions with regard to setting performance goals and executing plan award agreements with individuals.
     Investments
•	Reviews and approves all major allocations of corporate resources.

•	Evaluates the financial implications of all merger, acquisition and divestiture activities.
     Section 3.10 Executive Committee. The Board of Directors, by resolution adopted by a majority of the number of Directors fixed by these Bylaws, may elect an Executive Committee which shall consist of not less than two Directors, including the Chief Executive Officer. When the Board of Directors is not in session, the Executive Committee shall have all power vested in the Board of Directors by law, by the Articles of Incorporation, or by these Bylaws, provided that the Executive Committee shall not have power to (i) approve or recommend to shareholders action required to be approved by shareholders; (ii) fill vacancies on the Board or on any of its committees; (iii) amend the Articles of Incorporation; (iv) adopt, amend, or repeal the bylaws; (v) approve a plan of merger not requiring shareholder approval; (vi) authorize or approve a distribution, except according to a general formula or method prescribed by the Board of Directors; or (vii) authorize or approve the issuance or sale or contract for sale of shares, or determine the designation and relative rights, preferences, and limitations of a class or series of shares, other than within limits specifically prescribed by the Board of Directors. The Executive Committee shall report at the next regular or special meeting of the Board of Directors all action which the Executive Committee may have taken on behalf of the Board since the last regular or special meeting of the Board of Directors.

     Section 3.11 Absent Directors. A director may give advance written consent or opposition to a proposal to be acted on at a Board meeting. If the director is not present at the meeting, consent or opposition to a proposal does not constitute presence for purposes of determining the existence of a quorum, but consent or opposition shall be counted as a vote in favor of, or against, the proposal and shall be entered in the minutes or other record of action of the meeting if the proposal acted on at the meeting is substantially the same or has substantially the same effect as the proposal which the director has consented or objected.
ARTICLE 4
OFFICERS
     Section 4.1 Number. The officers of the Corporation shall consist of a Chief Executive Officer and a Chief Financial Officer. The Chief Executive Officer shall preside at all meetings of the shareholders and directors and shall have such other duties as may be prescribed from time to time by the Board of Directors. The Chief Executive Officer shall also see that all orders and resolutions of the Board are carried into effect. The Chief Executive Officer and Chief Financial Officer shall have such other duties as are prescribed by statute. The Board may elect or appoint any other officers it deems necessary for the operation and management of the Corporation, each of whom shall have the powers, rights, duties, responsibilities and terms of office determined by the Board from time to time. Any number of offices or functions of those offices may be held or exercised by the same person. If specific persons have not been elected as President or Secretary, the Chief Executive Officer may execute instruments or documents in those capacities. If a specific person has not been elected to office of Treasurer, the Chief Financial Officer of the Corporation may sign instruments or documents in that capacity.
     Section 4.2 Vice President. Each Vice President, if one or more are elected, shall have such powers and shall perform such duties as may be specified in the Bylaws or prescribed by the Board of Directors or by the Chairperson of the Board or by the Chief Executive Officer. In the event of the absence or disability of the Chief Executive Officer, Vice Presidents shall succeed to his or her power and duties in the order designated by the Board of Directors.
     Section 4.3 Secretary. The Secretary, if one is elected, shall be secretary of and shall attend all meetings of the shareholders and Board of Directors and shall record all proceedings of such meetings in the minute book of the Corporation. He or she shall give proper notice of meetings of shareholders and directors. He or she shall perform such other duties as may, from time to time, be prescribed by the Board of Directors, by the Chairperson of the Board, or by the Chief Executive Officer.
     Section 4.4 Election and Term of Office. The Board of Directors shall from time to time elect a Chairperson of the Board of Directors, Chief Executive Officer and Chief Financial Officer and any other officers or agents the Board deems necessary. Such officers shall hold office until they are removed or their successors are elected and qualified.

     Section 4.5 Delegation of Authority. An officer elected or appointed by the Board may delegate some or all of the duties or powers of his or her office to other persons, provided that such delegation is in writing.
     Section 4.6 Compensation of Officers. An officer shall be entitled only to such compensation as shall be established by written contract or agreement duly approved by or on behalf of the Corporation, or established or approved by resolution of the Board of Directors. Absent such written contract, agreement or resolution of the Board of Directors, no officer shall have a cause of action against the Corporation to recover any amount due or alleged to be due as compensation for services in his or her capacity as an officer of the Corporation.
ARTICLE 5
SHARES AND THEIR TRANSFER
     Section 5.1 Certificates for Shares. Every shareholder of this Corporation shall be entitled to a certificate, to be in such form as prescribed by law and adopted by the Board of Directors, certifying the number of shares of the Corporation owned by him or her. The certificates shall be numbered in the order in which they are issued and shall be signed by the Chief Executive Officer and Secretary of the Corporation; provided, however, that when the certificate is signed by a transfer agent or registrar, the signatures of any of such officers upon the certificate may be facsimiles, engraved or printed thereon, if authorized by the Board of Directors. Such certificate shall also have typed or printed thereon such legend as may be required by any shareholder control agreement. Every certificate surrendered to the Corporation for exchange or transfer shall be canceled, and no new certificate or certificates shall be issued in exchange for any existing certificate until such existing certificate shall have been so canceled.
     Section 5.2 Transfer of Shares. Transfer of shares on the books of the Corporation may be authorized only by the shareholder named in the certificate, or the shareholder’s legal representative, or the shareholder’s duly authorized attorney in fact, and upon surrender of the certificate or the certificates for such shares. The Corporation may treat, as the absolute owner of shares of the Corporation, the person or persons in whose name or names the shares are registered on the books of the Corporation.
     Section 5.3 Lost Certificates. Any shareholder claiming that a certificate for shares has been lost, destroyed or stolen shall make an affidavit of that fact in such form as the Board of Directors shall require and shall, if the Board of Directors so requires, give the Corporation a sufficient indemnity bond, in form, in an amount, and with one or more sureties satisfactory to the Board of Directors, to indemnify the Corporation against any claims which may be made against it on account of the reissue of such certificate. A new certificate shall then be issued to said shareholder for the same number of shares as the one alleged to have been destroyed, lost or stolen.

ARTICLE 6
STOCK TRANSFER RESTRICTIONS
     A shareholder shall not sell, give, pledge or otherwise transfer or dispose of any of his or her shares of stock in the Corporation, whether now owned or subsequently acquired, except as provided in this Article.
     Section 6.1 Voluntary Lifetime Transfers. If a shareholder desires to sell any of his or her shares (such shareholder being referred to in this Article 6 as the “Selling Shareholder”), and he or she has received a bona fide offer to purchase the same, such shareholder shall give written notice to the Corporation and the other shareholders of such fact, giving the name and address of the proposed purchaser or transferee and of the number of shares to be sold (such number of shares being referred to in this Article 6 as the “Sale Shares”) accompanied by satisfactory written evidence of the offer to purchase indicating both purchase price and payment terms (such offer being referred to in this Article 6 as the “Purchase Offer”).
     Section 6.2 Right of Corporation to Purchase Shares. For a period of thirty (30) days after the aforesaid notice, the Corporation shall have the first right to buy all or a portion of the Sale Shares on the same terms and conditions as those contained in the Purchase Offer. Said right shall be exercised by delivering to the Selling Shareholder a writing specifying the number of shares to be purchased by the Corporation. If the shares to be purchased by the Corporation comprise all of the Sale Shares, the written notice of exercise shall also designate a place and time for a closing which shall be within thirty (30) days thereafter. If the shares to be purchased by the Corporation comprise less than all of the Sale Shares, the closing of the purchase shall occur at the same place and time as the closing specified in Section 6.3. At the closing, the Corporation shall pay to the Selling Shareholder the purchase price for the Sale Shares purchased in accordance with the payment terms contained in the Purchase Offer, and the Selling Shareholder shall deliver to the Corporation stock certificates, duly endorsed for transfer, representing the same.
     Section 6.3 Right of Shareholders to Purchase. For a period of fifteen (15) days beginning with the termination of the aforesaid thirty (30) day period, the other shareholders shall have the right to buy on the same terms and conditions as those contained in the Purchase Offer, the portion of the Sale Shares which the Corporation did not elect to purchase. Each shareholder who exercises his or her right of purchase shall have the right to buy the same proportion of said portion of the Sale Shares as his or her holding of shares of stock in the Corporation bears to the total number of shares of stock held by all shareholders who exercise their respective rights of purchase. Said right of purchase shall be exercised by delivering to the Selling Shareholder written notice specifying the number of shares to be purchased and designating a common place and time for closing which shall be within ten (10) days thereafter. At the closing, each shareholder who has exercised his or her right of purchase shall pay to the Selling Shareholder the purchase price for the shares purchased in accordance with the payment terms contained in the Purchase Offer, and the Selling Shareholder shall deliver to each such shareholder stock certificates, duly endorsed for transfer, representing the number of Sale Shares purchased by him or her.

     Section 6.4 Sale of All Shares. Notwithstanding the foregoing, unless the Corporation and/or the other shareholders elect to purchase all of the Sale Shares as above provided, the Selling Shareholder shall not be required to sell to them any of the Sale Shares; instead, the Selling Shareholder shall be entitled for a period of forty-five (45) days following the expiration of the purchase right of the other shareholders, to sell the Sale Shares to the proposed purchaser in accordance with the terms of the Purchase Offer. Shares purchased by the proposed purchaser shall remain subject to the provisions of this Article 6.
     Section 6.5 Involuntary Transfer. In the case of the involuntary sale or other involuntary transfer or disposition of the shares of a shareholder, this Article 6 shall apply in the following manner: immediately upon the acquisition of such shares of stock, the transferee thereof shall furnish written notice to the Corporation and the other shareholders (in care of the Corporation at its business headquarters) indicating that such transferee has acquired the shares and the price and payment terms therefor accompanied by satisfactory evidence of the same. Upon receipt of such notice, the Corporation and the other shareholders, successively, shall have the right to purchase all or such part as they may determine of the shares acquired by the transferee in the manner heretofore provided in Sections 6.2 and 6.3 of this Article 6 in the case of a Selling Shareholder, the purchase price and payment terms for such shares to be the same as those which were applicable to the transaction by which the transferee acquired the shares. Shares which are not purchased from the transferee shall remain subject to the restrictions of Sections 6.2 and 6.3 of this Article 6.
     Section 6.6 Death of Shareholder. In the case of the death of a shareholder, the provisions of this Article 6 shall apply in the following manner. To the extent that the legal representative of the deceased shareholder’s estate desires to sell any of the shares of the deceased shareholder, the first right of purchase heretofore conferred under Sections 6.2 and 6.3 of this Article 6 on the Corporation and the other shareholders shall be fully applicable. To the extent that the legal representative of the deceased shareholder’s estate desires to distribute such shares to the beneficiaries of the estate, he or she shall be permitted to do so without being required to first offer such shares to the Corporation and the other shareholders, but the shares of stock so acquired by the beneficiaries of the estate shall remain fully subject to the restrictions of this Article 6.
     For the purposes hereof, the purchase price of each of the shares subject to option under this Section 6.6, hereinafter called “Value”, shall be determined annually by the Board of Directors effective as of the 31st day of December (the last day of the corporation’s fiscal year) in the year 2000, and as of the 31st day of December of each year thereafter (the “Valuation Date”) for as long as this bylaw provision shall be enforced, and such Value shall be communicated to the shareholders within ten (10) days of its determination. To determine such Value, which for the purposes hereof is intended to be the substantial equivalent of the fair market value of each share, the Board of Directors shall be guided by and shall rely upon a written valuation appraisal of the fair market value of each share made by an independent appraiser of recognized standing, knowledgeable respecting such matters. The independent appraiser shall, in addition to other factors, take into consideration the non-public market for the shares, liquidity issues and all other relevant factors. The Board of Directors, however, may in the exercise of its business judgment take into consideration in setting the Value all relevant facts and circumstances affecting such determination. Value determined as of the Valuation Date next preceding the event giving rise to the offer to sell, shall apply to the transaction regardless of when the closing takes place.

     The cash surrender value of all life insurance policies insuring the lives of shareholders shall be included as assets of the Corporation, but the proceeds of such life insurance policies shall be excluded. Except as modified herein, the same generally accepted accounting principles and practices which have been consistently applied in the preparation of financial statements of the Corporation shall be employed in determining Value. Appropriate adjustment of the Value shall be made for changes in the capital structure of the Corporation, including any stock dividend, split-up or recapitalization occurring after the determination of Value.
     Section 6.7 Legend on Certificates. It is intended that the provisions of this Section 6 shall apply to all shares of the Corporation whether now outstanding or subsequently issued, and there shall be conspicuously endorsed on each certificate representing such shares a legend reading as follows:
     “The shares represented by this certificate are not transferable or assignable except in accordance with the bylaws of this corporation, a copy of which may be viewed at the corporation’s registered office.”
     Section 6.8 Remedies Not Exclusive. In view of the fact that the shares of stock of this Corporation are shares in a closely held corporation and in view of the purpose of this Section, the remedy at law for failure of any person to comply with the terms of this Section may be inadequate, the injured person or persons, at its, his, her, or their option, shall have the right to compel specific performance of this Section in a court of competent jurisdiction. Such right shall be in addition to any other right or remedy which an injured party may have at law or in equity.
ARTICLE 7
INDEMNIFICATION
     Section 7.1 Indemnification. The Corporation shall indemnify, in accordance with the terms and conditions of Minnesota Statutes, Section 302A.521, the following persons: (a) officers and former officers; (b) directors and former directors; (c) members and former members of committees appointed or designated by the Board of Directors; and (d) employees and former employees of the Corporation. The Corporation shall not be obligated to indemnify any other person or entity, except to the extent such obligation shall be specifically approved by resolution of the Board of Directors. This Section 7.1 is for the sole and exclusive benefit of the persons designated herein and no person, firm or entity shall have any rights under this Section by way of assignment, subrogation or otherwise, and whether voluntarily, involuntarily or by operation of law.
ARTICLE 8
MISCELLANEOUS
     Section 8.1 Gender References. All references in these Bylaws to a party in the masculine shall include the feminine and neuter.

     Section 8.2 Plurals. All references in the plural shall, where appropriate, include the singular and all references in the singular shall, where appropriate, be deemed to include the plural.
     Section 8.3 Appointment of Independent Auditors. The Board of Directors may select and designate independent auditors of the Corporation. The Corporation may, from time to time, request that such selection and designation be approved by its shareholders. Such selection or designation and approval shall remain in effect until such time as the Board of Directors selects and designates a different firm of auditors or the shareholders approve the selection and designation of a different firm of auditors.

CERTIFICATION
     I, John P. Behr, do hereby certify that I am the duly elected, qualified or acting Chief Executive Officer of Wireless Ronin Technologies, Inc., a corporation organized under the laws of the State of Minnesota, and that the foregoing is a true and correct copy of the Bylaws adopted by written consent of the Board of Directors of said corporation effective March 23, 2000.

/s/ John P. Behr

AMENDMENT TO BYLAWS
OF
WIRELESS RONIN TECHNOLOGIES, INC.
EFFECTIVE MAY 28, 2004
•	Amend and restate Section 2.9 to read in its entirety as follows:
“The Chief Executive Officer of the Board of Directors shall preside at each meeting of the shareholders. In the absence of the Chief Executive Officer, the meeting shall be chaired by the Chairperson of the Board of Directors or an officer of the corporation in accordance with the following order: Vice Chairperson, Chairperson of the Executive Committee, President, Executive Vice President, Senior Vice President and Vice President. In the absence of all such officers, the meeting shall be chaired by a person chose by the vote of a majority in interest of the shareholders present in person or represented by proxy and entitled to vote thereat, shall act as Chairperson. The Secretary or in his or her absence an Assistant Secretary or in the absence of the Secretary and all Assistant Secretaries a person whom the Chairperson of the meeting shall appoint shall act as secretary of the meeting and keep a record of the proceedings thereof.”
•	Amend and restate Section 3.2 to read in its entirety as follows:
“The Board of Directors shall consist of three (3) persons. However, the number of directors to constitute the Board of Directors shall hereafter be determined from time to time by resolution of the Board of Directors. The Board of Directors may fill any vacancies created by an increase in the number of directors. If the number of directors has been increased by the Board of Directors as provided herein, then at the next succeeding meeting of shareholders at which directors are elected, the number of directors to be elected shall be such increased number. Directors need not be shareholders. Directors shall be nature persons. Each of the directors shall hold office until the regular meeting of the shareholders next held after his or her election, until his or her successor shall have been elected and, or until he or she shall resign or shall have been removed as hereinafter provided.”

BYLAW AMENDMENT REGARDING
EXECUTIVE COMMITTEE
EFFECTIVE MARCH 30, 2006
     Section 3.10. Executive Committee. The Board of Directors may, by resolution adopted by a majority of the whole Board of Directors, designate an Executive Committee to exercise, subject to applicable provisions of law, all the powers of the Board of Directors in the management of the business and affairs of the Corporation when the Board of Directors is not in session, including without limitation the power to declare dividends and to authorize the issuance of the Corporation’s capital stock. The Executive Committee shall consist of two or more directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of the Executive Committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of the Executive Committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. The Executive Committee shall keep written minutes of its proceedings and shall report promptly such proceedings to the Board of Directors.